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                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
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
                                                                                            Nine Months Ended
                                                                                        January 25,   January 26,
                                                                                        ----------   -----------
                                                                                            1995          1994
                                                                                          FY 1995       FY 1994

Primary income per share:
     Net income.......................................................................   $432,575      $473,871
     Preferred dividends..............................................................         49            53
                                                                                         --------      --------
     Net income applicable to common stock............................................   $432,526      $473,818
                                                                                         ========      ========
     Average common shares outstanding and
       common stock equivalents.......................................................    248,933       257,527
                                                                                         ========      ========

     Net income per share--primary....................................................   $   1.74      $   1.84
                                                                                         ========      ========
Fully diluted income per share:
     Net income.......................................................................   $432,575      $473,871
                                                                                         ========      ========
     Average common shares outstanding and
       common stock equivalents.......................................................    248,933       257,527
     Additional common shares assuming:
       Conversion of $1.70 third cumulative preferred stock...........................        346           377
       Additional common shares assuming options were exercised
          at the period-end market price..............................................        688            96
                                                                                         --------      --------
     Average common shares outstanding and
       common stock equivalents.......................................................    249,967       258,000
                                                                                         ========      ========
       Net income per share--fully diluted............................................   $   1.73      $   1.84
                                                                                         ========      ========
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               All amounts in thousands except per share amounts.


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